Exhibit 10.6
USA RARE EARTH, INC.
2024 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT GRANT NOTICE

USA Rare Earth, Inc., a Delaware corporation (the “Company”), pursuant to the USA Rare Earth, Inc. 2024 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”), hereby grants to Participant the number of restricted stock units (“RSUs”) set forth below, each of which represents the right to receive one share of Stock without any payment for such shares. This award is subject to all of the terms and conditions as set forth in this Restricted Stock Unit Grant Notice (this “Notice”), in the corresponding Restricted Stock Unit Agreement and the Plan, which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Restricted Stock Unit Agreement will have the same definitions as in the Plan or the Restricted Stock Unit Agreement. If there is any conflict between the terms in this Notice, Exhibit 1 to this Notice, the corresponding Restricted Stock Unit Agreement and the Plan, then such conflict or inconsistency shall be resolved by giving such documents precedence in the following order: Exhibit 1, this Notice, the corresponding Restricted Stock Unit Agreement, and then the Plan.

Participant	[PARTICIPANT NAME]
Date of Grant:	[GRANT DATE]
Number of RSUs:	[TOTAL SHARES]

Type of Grant:	Restricted Stock Units
Vesting Schedule:	This award shall vest pursuant to the schedule set forth in Exhibit 1, which is attached hereto and incorporated herein in its entirety.
Additional Terms/Acknowledgements:	Participant acknowledges receipt of, and understands and agrees to, this Notice, the corresponding Restricted Stock Unit Agreement and the Plan. Participant acknowledges and agrees that this Notice and the corresponding Restricted Stock Unit Agreement may not be modified, amended or revised except as provided in the Plan. Participant further acknowledges that as of the Date of Grant, this Notice, the corresponding Restricted Stock Unit Agreement, and the Plan set forth the entire understanding between Participant and the Company regarding this RSU award and supersede all prior oral and written agreements, promises and/or representations on that subject.

By accepting these RSUs, the Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Administrator or another third party designated by the Administrator.

USA Rare Earth, Inc.

___________________________________
By:    [NAME]
Title:

Participant:

___________________________________
Date:

Attachments: Restricted Stock Unit Agreement; 2024 Omnibus Incentive Plan

Exhibit 1: Vesting Schedule

Attachment 1: Restricted Stock Unit Agreement

USA RARE EARTH, INC.
2024 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

Pursuant to your Restricted Stock Unit Grant Notice (“Grant Notice”) and this Restricted Stock Unit Agreement (this “Agreement”), USA Rare Earth, Inc., a Delaware corporation (the “Company”) has granted you the number of RSUs under the USA Rare Earth, Inc. 2024 Omnibus Incentive Plan (the “Plan”) indicated in your Grant Notice, each of which represents the right to receive one share of Stock. The RSUs are granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). If there is any conflict between the terms in the Grant Notice, Exhibit 1 to the Grant Notice, this Agreement and the Plan, then such conflict shall be resolved by giving such documents precedence in the following order: Exhibit 1, the Grant Notice, this Agreement, and then the Plan. Capitalized terms not explicitly defined in this Agreement or in the Grant Notice but defined in the Plan will have the same meanings as in the Plan.

The details of the RSUs, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.Vesting; No Shareholder Rights

The RSUs will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Employment with the Company and its subsidiaries, except as may be provided otherwise in the Vesting Schedule in Exhibit 1 to your Grant Notice or in another written agreement between you and the Company. You will not be deemed to be the holder of, or have any of the rights of a stockholder with respect to, any RSUs unless and until they have vested and the Administrator has issued and delivered shares of Stock to you and your name shall have been entered as a stockholder of record on the books of the Company.

2.Number of RSUs

The number of RSUs is set forth in your Grant Notice and will be adjusted in the event of changes in capital structure and similar events as provided in Section 7 of the Plan.

3.Settlement

Subject to Section 9, each RSU will be settled by delivery to you of one share of Stock within thirty (30) days following vesting. The Administrator may, in its sole discretion, deliver cash in lieu of all or any portion of the shares of Stock otherwise deliverable in respect of the RSUs in an amount equal to such number of shares of Stock multiplied by the Fair Market Value of a share of Stock on the date when such shares would otherwise have been issued, as determined by the Administrator.

4.Certain Covered Transactions

Notwithstanding the foregoing or any provision of Exhibit 1, the Grant Notice, this Agreement or the Plan to the contrary, in the event of a Covered Transaction that constitutes a “change in control event” within the meaning of Section 409A of the Code (“Section 409A”), all outstanding RSUs shall accelerate vesting as of immediately prior to such Covered Transaction and be settled no later than the tenth (10th) day following the date of consummation of such Covered Transaction.

5.Securities Law Compliance

In no event shall the Company deliver shares of Stock upon vesting or settlement of the RSUs unless such shares are then registered under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws or, if not registered, the Administrator has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act and applicable state securities laws. The issuance of shares of Stock is also subject to compliance with all other applicable laws and regulations governing your RSUs, including the requirements of any stock exchange on which the Stock may be listed, and you may not be issued shares of Stock if the Administrator determines that such issuance would not be in material compliance with such laws, regulations and listing requirements.

6.Other Terms

(a)In considering the acceptance of this award of RSUs, you understand, acknowledge, agree and hereby stipulate that you should use the same independent investment judgment that you would use in making other investments in corporate securities. Among other things, stock prices will fluctuate over any reasonable period of time and the price of Stock may go down as well as up. No guarantees are made as to the future prospects of the Company or the Stock. No representations are made by the Administrator or the Company.
(b)Notwithstanding anything to the contrary in this Agreement, the Stock issued under this Agreement and all amounts that may be received by you in connection with any disposition of any such Stock shall be subject to applicable recoupment, “clawback” and similar provisions under law, as well as any recoupment, “clawback” and similar policies of the Company that may be adopted at any time and from time to time in accordance with Section 6(a)(5) of the Plan.

7.Transferability

The RSUs are not assignable or transferable, except by will or by the laws of descent and distribution. Without limiting the generality of the foregoing, the RSUs may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated in any manner (whether by operation of law or otherwise), and shall not be subject to execution, attachment or other process. Any assignment, transfer, sale, pledge, hypothecation or other disposition of the RSUs or any attempt to make any such levy of execution, attachment or other process will cause the RSUs to terminate immediately.

8.RSUs not a Service Contract

The RSUs are not an employment or service contract, and nothing in the RSUs will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or an affiliate, or of the Company or an affiliate to continue your service. In addition, nothing in the RSUs will obligate the Company or an affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a member of the Company’s Board or a consultant for the Company or an affiliate.

9.Withholding

At the time when the RSUs vest, in whole or in part, and at any time thereafter, you hereby agree to make adequate provision for any sums required to satisfy the federal, state, local and foreign taxes owed in respect of the RSUs. The Administrator and the Company assume no responsibility for individual income taxes, penalties or interest related to grant, vesting or settlement of any RSU. Neither the Administrator, the Company nor any affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or settlement of the RSUs. You should consult with your personal tax advisor regarding the tax ramifications, if any, which result from receipt of the RSUs, the subsequent issuance, if any, of Stock on settlement of the RSUs, and the subsequent disposition of any such Stock

10.Section 409A; Tax Consequences

It is the Administrator’s and the Company’s intent that payments under this Agreement and Grant Notice shall be exempt from Section 409A to the extent applicable, and that this Agreement be administered accordingly. Notwithstanding anything to the contrary contained in this Agreement, the Grant Notice or any service agreement you have entered into with the Company, to the extent that any payment or benefit under this Agreement is determined by the Administrator to constitute “nonqualified deferred compensation” subject to Section 409A and is payable to you by reason of termination of your service, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service,” as defined for purposes of Section 409A under applicable regulations, from the Company and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Administrator), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service from the Company (or your earlier death). Each payment under this Agreement shall be treated as a separate payment under Section 409A. You hereby agree that the Administrator and the Company do not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Administrator, the Company, or any of its officers, directors, employees or affiliates related to tax liabilities arising from the RSUs or your other compensation.

11.Notices

Any notices provided for in the Agreement or the Plan will be given in writing and will be deemed effectively given upon receipt. The Administrator may, in its sole discretion, decide to deliver any documents related to participation in the Plan and these RSUs by electronic means or to request your consent to participate in the Plan by electronic means. By accepting these RSUs, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Administrator or another third party designated by the Administrator.

12.Agreement Summaries

In the event that the Administrator provides you (or anyone acting on your behalf) with summary or other information concerning, including or otherwise relating to your rights or benefits under this Agreement (including, without limitation, the RSUs and any vesting thereof), such summary or other information shall in all cases be qualified in its entirety by Exhibit 1, the Grant Notice, this Agreement and the Plan and, unless it explicitly states otherwise and is signed by an officer of the Company, shall not constitute an amendment or other modification hereto.

13.Acknowledgements

You understand, acknowledge, agree and hereby stipulate that: (a) you are executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else; (b) the RSUs are intended to be consideration in exchange for the promises and covenants set forth in this Agreement; (c) you have carefully read, considered and understand all of the provisions of this Agreement and the Company’s policies reflected in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged; (d) you have asked any questions needed for you to understand the terms, consequences and binding effect of this Agreement and you fully understand them; (e) you were provided an opportunity to seek the advice of an attorney and/or a tax professional of your choice before accepting this award of RSUs; and (f) the obligations and restrictions set forth in this Agreement are fair and reasonable.

Attachment 2: 2024 Omnibus Incentive Plan